Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

July 8, 2010

iPath®

Periodic Table of Investment Returns

COMMODITY SUB-INDEX ANNUAL RETURNS 1999–2009

RANKED IN ORDER OF PERFORMANCE (BEST to WORST)

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
BEST	Energy 81.72%	Energy 120.36%	Precious Metals 1.24%	Energy 55.08%	Industrial Metals 43.53%	Livestock 27.10%	Energy 42.16%	Industrial Metals 72.35%	Grains 42.08%	Precious Metals −4.06%	Industrial Metals 79.98%
	Industrial Metals 36.60%	Livestock 8.45%	Livestock −0.58%	Softs 20.71%	Energy 31.72%	Industrial Metals 25.27%	Industrial Metals 33.47%	Precious Metals 27.12%	Agriculture 29.89%	Grains −26.32%	Softs 44.24%
	Livestock 14.63%	Grains −1.64%	Agriculture −17.32%	Agriculture 19.13%	Grains 21.74%	Energy 19.12%	Precious Metals 20.44%	Grains 23.61%	Precious Metals 25.95%	Agriculture −27.47%	Precious Metals 29.20%
	Precious Metals 3.58%	Agriculture −2.56%	Grains −17.90%	Precious Metals 18.86%	Precious Metals 20.28%	Precious Metals 7.41%	Softs 10.60%	Agriculture 14.25%	Energy 20.69%	Livestock −28.41%	Agriculture 13.72%
	Grains −19.21%	Softs −2.63%	Industrial Metals −18.66%	Grains 16.98%	Agriculture 13.91%	Softs 2.46%	Agriculture 1.08%	Livestock −6.12%	Softs −3.45%	Softs −28.43%	Grains −1.65%
	Softs −19.61%	Industrial Metals −2.68%	Softs −18.77%	Industrial Metals 2.90%	Softs −3.19%	Agriculture −12.85%	Livestock −0.26%	Softs −11.97%	Industrial Metals −9.86%	Energy −47.33%	Energy −5.30%
WORST	Agriculture −20.54%	Precious Metals −7.77%	Energy −37.13%	Livestock −11.43%	Livestock −3.92%	Grains −23.68%	Grains −3.32%	Energy −41.41%	Livestock −10.67%	Industrial Metals −48.27%	Livestock −15.07%

Softs · Agriculture · Grains · Industrial Metals · Livestock · Precious Metals · Energy

MAJOR MARKET INDEX ANNUAL RETURNS: 1999–2009

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Dow Jones–UBS Commodity Index Total Return℠	24.35%	31.84%	−19.51%	25.91%	23.93%	9.15%	21.36%	2.07%	16.23%	−35.65%	18.91%
S&P GSCI® Total Return Index	40.92%	49.74%	−31.93%	32.07%	20.72%	17.28%	25.55%	−15.09%	32.67%	−46.49%	13.48%
S&P 500®	21.04%	−9.10%	−11.89%	−22.10%	28.68%	10.88%	4.91%	15.79%	5.49%	−37.00%	26.46%
Barclays Capital U.S. Aggregate Index	−0.82%	11.63%	8.44%	10.25%	4.10%	4.34%	2.43%	4.33%	6.97%	5.24%	5.93%

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or "spot" prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

The Dow Jones-UBS Commodity Indexes℠ are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME Indexes"), and UBS Securities LLC ("UBS Securities"), and have been licensed for use. "Dow Jones®," "DJ," "Dow Jones Indexes", "UBS®", "Dow Jones-UBS Commodity Index℠", "DJ-UBSCI℠", "Dow Jones-UBS Commodity Index Total Return℠", "Dow Jones-UBS Agriculture Subindex Total Return℠", "Dow Jones-UBS Energy Subindex Total Return℠", "Dow Jones-UBS Grains Subindex Total Return℠", "Dow Jones-UBS Industrial Metals Subindex Total Return℠", "Dow Jones-UBS Livestock Subindex Total Return℠", "Dow Jones-UBS Precious Metals Subindex Total Return℠" and "Dow Jones-UBS Softs Subindex Total Return℠" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and UBS AG ("UBS AG"), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

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